Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN INCOME FUND I-C
filed 1997-03-31
CIK 868679

                             AMERICAN INCOME FUND I


                           AMERICAN INCOME FUND I-C,

                      a Massachusetts Limited Partnership



                Annual Report to the Partners, December 31, 1996

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                    Page
                                                                    ----
SELECTED FINANCIAL DATA                                               2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                 3-7

FINANCIAL STATEMENTS:

Report of Independent Auditors                                        8

Statement of Financial Position
at December 31, 1996 and 1995                                         9

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994                 10

Statement of Changes in Partners' Capital
for the years ended December 31, 1996, 1995 and 1994                 11

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994                 12

Notes to the Financial Statements                                 13-22


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                              23

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                              24

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                     25


                            SELECTED FINANCIAL DATA


    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1996:



Summary of
Operations                         1996          1995           1994           1993           1992
-----------------------------  ------------  -------------  -------------  -------------  ------------
Lease revenue                   $ 4,130,156   $ 4,648,578    $ 7,199,896    $ 6,525,598    $ 6,574,464

Net income (loss)               $   552,157   $  (779,251)   $   (22,729)   $  (186,064)   $   902,192

Per Unit:
         Net income (loss)      $      0.65   $     (0.92)   $     (0.03)   $     (0.22)   $      1.07

         Cash distributions     $      1.38   $      2.00    $      2.88    $      3.00    $      3.00


     Financial Position
-----------------------------

Total assets                    $13,848,889   $12,687,300    $16,390,469    $22,927,882    $29,030,172

Total long-term obligations      $6,547,519    $4,574,713    $ 5,323,875    $ 9,589,147    $12,923,280

Partners' capital               $ 6,821,321   $ 7,432,059    $ 9,902,794    $12,357,031    $15,080,320


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1996 compared to the year
          ended December 31, 1995 and the year ended December 31, 1995 compared to the year ended December 31, 1994

Overview
--------

  American Income Fund I-C, a Massachusetts Limited Partnership (the "Partnership") was organized in 1991 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. As a result of the Partnership's age and a declining equipment portfolio, the General Partner is evaluating a variety of transactions that will reduce the Partnership's prospective costs to operate as a publicly registered limited partnership and, therefore, enhance overall cash distributions to the limited partners. Such a transaction may involve the sale of the Partnership's remaining equipment or a transaction that would allow for the consolidation of the Partnership's expenses with other similarly-organized equipment leasing programs. In order to increase the marketability of the Partnership's remaining equipment, the General Partner expects to use the Partnership's available cash and future cash flow to retire indebtedness. This will negatively effect short-term cash distributions.


Results of Operations
---------------------

  For the year ended December 31, 1996, the Partnership recognized lease revenue of $4,130,156 compared to $4,648,578 and $7,199,896 for the years ended December 31, 1995 and 1994, respectively. The decrease in lease revenue from 1994 to 1996 reflects the effects of primary lease term expirations and the sale of equipment. The Partnership concluded an aircraft exchange in March 1996 (see discussion below). As a result of this exchange, the Partnership replaced its ownership interest in a Boeing 747-SP, having aggregate quarterly lease revenues of $213,302, with interests in six other aircraft (three Boeing 737 aircraft leased by Southwest Airlines, Inc., two McDonnell Douglas MD-82 aircraft leased by Finnair OY and one McDonnell Douglas MD-87 aircraft leased by Reno Air, Inc.), having aggregate quarterly lease revenues of $326,254. The Finnair Aircraft and the Reno Aircraft were exchanged into the Partnership on March 25 and March 26, 1996, respectively. Accordingly, revenue for the year ended December 31, 1996 does not fully reflect the rents ultimately anticipated from the like-kind exchange. For the year ended December 31, 1994, the Partnership recognized lease revenue from related parties of $275,937. No lease revenue from related parties was recognized during 1995 and 1996. Lease revenue from related parties reflects revenue earned on containers formerly leased to ICCU Containers, S.p.A. (See Note 4 to the financial statements herein).

  The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

  Interest income for the year ended December 31, 1996 was $98,806 compared to $51,136 and $37,331 for the years ended December 31, 1995 and 1994, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. The increase in interest income in 1996 compared to 1995 is a result of interest of $44,994 earned on cash held in a special-purpose escrow account in connection with the like-kind exchange transactions, discussed below. During the years ended December 31, 1996 and 1995, the Partnership earned interest income of $18,531 and $25,817, respectively, on a note receivable from EFG resulting from the settlement with ICCU Containers, S.p.A. (See Note 4 to the financial statements herein). All amounts due from EFG pursuant to this note had been received at December 31, 1996. The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue, and the proceeds from equipment sales.

  In 1996, the Partnership sold equipment having a net book value of $336,314 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $356,452 compared to a net gain in 1995 of $48,107 on equipment having a net book value of $517,800, and a net loss in 1994 of $246,330 on equipment having a net book value of $780,613.

  In 1994, the Partnership recorded a write-down of the carrying value of its 33.07% ownership interest in a Boeing 747-SP aircraft ("the Aircraft") leased to United Air Lines, Inc. ("United"). The resulting charge, representing an impairment, of $1,202,000 ($1.42 per limited partnership unit) was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the Aircraft. Net realizable value was estimated based on (i) third-party appraisals of the Partnership's aircraft and
(ii) EFG's assessment of prevailing market conditions for similar aircraft. In recent years, market values for used commercial jet aircraft have deteriorated. Consistent price competition and other pressures within the airline industry have inhibited sustained profitability for many carriers. Most major airlines have had to re-evaluate their aircraft fleets and operating strategies. Such issues complicate the determination of net realizable value for specific aircraft, and particularly used aircraft, because cost-benefit and market considerations may differ significantly between the major airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors also influence market demand and market values for passenger jet aircraft.

  The Aircraft suffered a market decline due to its nature as a Special Purpose
(SP) aircraft which was designed to travel long distances on a non-stop basis. Distance capability was achieved, in part, by reducing the number of passenger seats contained on a traditional 747 aircraft. In recent years, new aircraft have become available which compete with the 747-SP in both passenger capacity and fuel efficiency. This development has depressed market values of used 747-SP aircraft and was the basis for the write-down recognized by the Partnership in 1994.

  In September 1995, the Partnership transferred its 33.07% ownership interest in the United Aircraft, pursuant to the rules of a like-kind exchange for income tax reporting purposes. The Partnership received aggregate cash consideration of $2,723,865 including $213,301 for rent accrued through the transfer date. A portion of the consideration was used to satisfy the balance of outstanding debt and interest of $414,925. The net cash consideration of $2,095,639 was deposited into a special-purpose escrow account through a third-party exchange agent pending the completion of the aircraft exchange. The Partnership's interest in the Aircraft had a net book value of $3,475,960 at the date of transfer and resulted in a net loss for financial reporting purposes of $965,396.

  In November 1995, the Partnership partially replaced the United Aircraft with a 14.35% interest in the Southwest Aircraft, at an aggregate cost of $2,101,054. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $1,567,878 from a third-party lender and utilized $533,176 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 85.65% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

  Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of an 11.87% ownership interest in the Finnair Aircraft and a 21.31% ownership interest in the Reno Aircraft at a total cost to the Partnership of $3,322,913 and $2,894,892, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $1,110,980 in cash and obtained financing of $2,211,933 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $494,780 in cash and obtained financing of $2,400,112 from a third-party lender. The remaining ownership interests of 88.13% and 78.69% of the Finnair Aircraft and Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG.

  During 1995, the Partnership transferred its ownership interest in certain trailers, previously leased to The Atchison Topeka and Santa Fe Railroad to a third party for cash consideration of $89,000. The trailers had an aggregate net book value of $49,693 at the date of transfer resulting in a net gain, for financial statement purposes, of $39,307. A portion of the consideration was used to satisfy outstanding debt of $3,596. The transaction was structured as a like-kind exchange for income tax reporting purposes. In 1995, the Partnership replaced these trailers with comparable trailers and leased such equipment to a new lessee. The net carrying value of the new trailers, $329,323, was net of $39,307, representing the amount of gain deferred on the original trailers. The Partnership funded this transaction with $85,404 of the net cash consideration received and a third-party installment note payable of $283,226.

  It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

  The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

  The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

  Depreciation and amortization expense was $3,163,960, $3,930,328 and $4,838,506 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset at the date of primary lease expiration on a straight-line basis over such term. For the purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

  Interest expense was $556,255 or 13.5% of lease revenue in 1996, $377,734 or 8.1% of lease revenue in 1995 and $668,913 or 9.3% of lease revenue in 1994.
The increase in interest expense in 1996 compared to 1995 was due primarily to interest incurred in connection with the leveraging obtained to finance the like-kind exchange transactions, discussed above. Interest expense in future periods is expected to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. In addition, the General Partner expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness (see Overview).

  Management fees were approximately 3.4% of lease revenue for the year ended December 31, 1996, compared to 3% of lease revenue during the years ended December 31, 1995 and 1994, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

  Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Operating expenses represented 4.6%, 3% and 1.2% of lease revenue during the years ended December 31, 1996, 1995 and 1994, respectively. The increase in operating expenses from 1995 to 1996 was due principally to costs incurred in connection with the like-kind exchange transactions, discussed above. The increase in operating expenses from 1994 to 1995 is attributable principally to an increase in professional service costs and to legal costs incurred in connection with the like-kind exchange of certain cargo containers (See Note 4 to the financial statements herein.) The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.


Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

  The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $3,646,728, $4,129,166, and $6,300,158 for the years ended 1996, 1995, and 1994 respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also continue to decline as the Partnership experiences a higher frequency of remarketing events.

  Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

  Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1996, the Partnership expended $43,297 in cash in connection with the like-kind exchange transactions referred to above. During 1996, the Partnership realized $692,766 in equipment sale proceeds compared to $565,907 and $534,283 in 1995 and 1994, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

  The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the amount of cash used to repay debt obligations may fluctuate due to the use of the Partnership's available cash and future cash flow to retire indebtedness (see Overview). In addition, the Partnership has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $1,127,840 and $679,276, respectively.

  Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $1,162,895. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Limited

Partners were allocated 95% of these distributions, or $1,104,750, and the General Partner was allocated 5%, or $58,145. The fourth quarter 1996 cash distribution was paid on January 13, 1997.

  Cash distributions paid to the Limited Partners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

  The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------


To the Partners of American Income Fund I-C, a Massachusetts Limited Partnership:


    We have audited the accompanying statements of financial position of American Income Fund I-C, a Massachusetts Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-C, a Massachusetts Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
March 14, 1997

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership

                        STATEMENT OF FINANCIAL POSITION
                           December 31, 1996 and 1995



                                                   1996           1995
                                               -------------  -------------

ASSETS
------

Cash and cash equivalents                       $ 1,187,478    $   799,133

Contractual right for equipment                          --      1,562,463

Rents receivable                                    469,090        716,657

Accounts receivable - affiliate                      89,539         13,652

Note receivable - affiliate                              --        210,144

Equipment at cost, net of accumulated
   depreciation of $13,677,519 and
   $13,427,155 at December 31, 1996
   and 1995, respectively                        12,102,782      9,384,501

Organization costs, net of accumulated
   amortization of $5,000 and $4,250 at
   December 31, 1996 and 1995, respectively              --            750
                                                -----------    -----------

       Total assets                             $13,848,889    $12,687,300
                                                ===========    ===========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                                   $ 6,547,519    $ 4,574,713
Accrued interest                                     79,752         42,509
Accrued liabilities                                  22,750        157,002
Accrued liabilities - affiliate                      33,067         23,344
Deferred rental income                              133,044        140,519
Cash distributions payable to partners              211,436        317,154
                                                -----------    -----------

       Total liabilities                          7,027,568      5,255,241
                                                -----------    -----------

Partners' capital (deficit):
   General Partner                                 (541,473)      (510,936)
   Limited Partnership Interests
   (803,454.56 Units; initial purchase
   price of $25 each)                             7,362,794      7,942,995
                                                -----------    -----------

       Total partners' capital                    6,821,321      7,432,059
                                                -----------    -----------

       Total liabilities and partners'          $13,848,889    $12,687,300
         capital                                ===========    ===========

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership

                            STATEMENT OF OPERATIONS
             for the years ended December 31, 1996, 1995 and 1994



                                          1996          1995          1994
                                       -----------  ------------  ------------

Income:
   Lease revenue                        $4,130,156   $4,648,578    $6,923,959
   Lease revenue - related party                --           --       275,937
   Interest income                          98,806       51,136        37,331
   Interest income - affiliate              18,531       25,817            --
   Gain (loss) on sale of equipment        356,452       48,107      (246,330)
   Loss on exchange of equipment                --     (965,396)           --
                                        ----------   ----------    ----------
       Total income                      4,603,945    3,808,242     6,990,897
                                        ----------   ----------    ----------

Expenses:
   Depreciation and amortization         3,163,960    3,930,328     4,838,506
   Write-down of equipment                      --           --     1,202,000
   Interest expense                        556,255      377,734       668,913
   Equipment management fees
   - affiliate                             140,227      140,863       215,086
   Operating expenses - affiliate          191,346      138,568        89,121
                                        ----------   ----------    ----------
       Total expenses                    4,051,788    4,587,493     7,013,626
                                        ----------   ----------    ----------

Net income (loss)                       $  552,157   $ (779,251)   $  (22,729)
                                        ==========   ==========    ==========
Net income (loss)
   per limited partnership unit         $     0.65   $    (0.92)   $    (0.03)
                                        ==========   ==========    ==========
Cash distributions declared
   per limited partnership unit         $     1.38   $     2.00    $     2.88
                                        ==========   ==========    ==========

                The accompanying notes are an intergral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1996, 1995 and 1994




                                  General        Limited Partners
                                  Partner    -------------------------
                                  Amount       Units        Amount          Total
                                -----------  ----------  -------------  -------------

Balance at December 31, 1993     $(264,688)  803,454.56   $12,621,719    $12,357,031
Net loss - 1994                     (1,136)          --       (21,593)       (22,729)
Cash distributions declared       (121,575)          --    (2,309,933)    (2,431,508)
                                 ---------   ----------   -----------    -----------
Balance at December 31, 1994      (387,399)  803,454.56    10,290,193      9,902,794
Net loss - 1995                    (38,963)          --      (740,288)      (779,251)
Cash distributions declared        (84,574)          --    (1,606,910)    (1,691,484)
                                 ---------   ----------   -----------    -----------
Balance at December 31, 1995      (510,936)  803,454.56     7,942,995      7,432,059
Net income - 1996                   27,608           --       524,549        552,157
Cash distributions declared        (58,145)          --    (1,104,750)    (1,162,895)
                                 ---------   ----------   -----------    -----------
Balance at December 31, 1996     $(541,473)  803,454.56   $ 7,362,794    $ 6,821,321
                                 =========   ==========   ===========    ===========

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership

                            STATEMENT OF CASH FLOWS
              for the years ended December 31, 1996, 1995 and 1994



                                              1996          1995          1994
                                          ------------  ------------  ------------
Cash flows from (used in) operating
 activities:

Net income (loss)                         $   552,157   $  (779,251)  $   (22,729)
Adjustments to reconcile net income
 (loss) to net cash from operating
    activities:
   Depreciation and amortization            3,163,960     3,930,328     4,838,506
   Write-down of equipment                         --            --     1,202,000
   (Gain) loss on sale of equipment          (356,452)      (48,107)      246,330
   Loss on exchange of equipment                   --       965,396            --

Changes in assets and liabilities:
   Decrease (increase) in:
       Rents receivable                       247,567       (83,479)     (102,786)
       Accounts receivable - affiliate        (75,887)      (26,934)      133,866
       Note receivable - affiliate            210,144       160,120            --
   Increase (decrease) in:
       Accrued interest                        37,243       (30,951)      (10,367)
       Accrued liabilities                   (134,252)       44,560        31,420
       Accrued liabilities - affiliate          9,723        16,307         7,037
       Deferred rental income                  (7,475)      (18,823)      (23,119)
                                          -----------   -----------   -----------
         Net cash from operating
          activities                        3,646,728     4,129,166     6,300,158
                                          -----------   -----------   -----------

Cash flows from (used in) investing
 activities:
   Purchase of equipment                      (43,297)           --            --
   Proceeds from equipment sales              692,766       565,907       534,283
                                          -----------   -----------   -----------
         Net cash from investing
          activities                          649,469       565,907       534,283
                                          -----------   -----------   -----------

Cash flows used in financing activities:
   Principal payments - notes payable      (2,639,239)   (3,106,835)   (4,265,272)
    Distributions paid                     (1,268,613)   (1,902,919)   (2,537,225)
                                          -----------   -----------   -----------
         Net cash used in financing
          activities                       (3,907,852)   (5,009,754)   (6,802,497)
                                          -----------   -----------   -----------

Net increase (decrease) in cash and
   cash equivalents                           388,345      (314,681)       31,944

Cash and cash equivalents at beginning
 of year                                      799,133     1,113,814     1,081,870
                                          -----------   -----------   -----------
Cash and cash equivalents at end of year  $ 1,187,478   $   799,133   $ 1,113,814
                                          ===========   ===========   ===========

Supplemental disclosure of cash flow
 information:
   Cash paid during the year for
    interest                              $   519,012   $   408,685   $   679,280
                                          ===========   ===========   ===========

Supplemental disclosure of non-cash investing and financing activities:
  See Notes 3 and 4 to the financial statements.

                The accompanying notes are an integral part of
                          these financial statements.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                               December 31, 1996


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
---------------------------------------------

  The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on March 1, 1991, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On May 31, 1991 the Partnership issued 803,454.56 units of limited partnership interests (the "Units") to 909 investors. Included in the 803,454.56 units were 7,293.56 bonus units. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and
Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

     Significant operations commenced on May 31, 1991 when the Partnership made its initial equipment acquisition. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Limited Partners and 5% to the General Partner.

     Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see Note 4.)

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements
                                  (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Statement of Cash Flows
-----------------------

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities.

Revenue Recognition
-------------------

    Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $8,703,278 are due as follows:



For the year ending December 31,     1997   $2,900,359
                                     1998    1,931,581
                                     1999    1,309,273
                                     2000      794,761
                                     2001      760,321
                               Thereafter    1,006,983
                                           -----------

                                    Total   $8,703,278
                                           ===========


    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994 are as follows:


                                1996       1995       1994
                              ---------  ---------  ---------

United Air Lines, Inc.               --   $632,629   $833,364
National Steel Corporation           --   $488,580         --
Gearbulk Shipowning Ltd.       $543,909   $542,655         --
General Motors Corporation     $516,616         --         --
Southwest Airlines, Inc.       $413,280         --         --


    In September 1995, the Partnership transferred its ownership interest in a Boeing 747-SP-21 commercial jet aircraft to the existing lessee, United Air Lines Inc. ("United"), pursuant to the rules for a like-kind exchange transaction for income tax reporting purposes (See Note 3 herein). In November 1995, the Partnership partially replaced the United aircraft with a 14.35% interest in three Boeing 737-2H4 aircraft leased to Southwest Airlines Inc. ("Southwest"). The Partnership will receive approximately $413,000 of rental revenue in each of the years in

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (continued)

the period ending December 31, 1999, and $34,000 in the year ending December 31, 2000, pursuant to the Southwest lease agreement.

    Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of an 11.87% interest in two McDonnell-Douglas MD-82 Aircraft leased by Finnair OY (the "Finnair Aircraft") and a 21.31% ownership interest in a McDonnell-Douglas MD-87 aircraft leased by Reno Air, Inc. (the "Reno Aircraft"). The Partnership will receive approximately $511,000 of rental revenue in each of the years in the period ending December 31, 1998, and approximately $128,000 in the year ending December 31, 1999, pursuant to the Finnair Aircraft lease agreement. With respect to the Reno Aircraft lease agreement, the Partnership will receive approximately $380,000 of rental revenue in each of the years in the period ending December 31, 2002. Pursuant to the Reno Aircraft lease agreement, rents are adjusted monthly for changes of the London Inter-Bank Offered Rate ("LIBOR"). Future rents reported above reflect the most recent LIBOR effected rental payment.

Use of Estimates
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
------------------

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was EFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by EFG or the affiliate plus all actual costs accrued by EFG or the affiliate while carrying the equipment less the amount of all rents earned by EFG or the Affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation and Amortization
-----------------------------

    The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

    Organization costs were amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate
-------------------------------

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Allocation of Profits and Losses
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 6 for allocation of income or loss for income tax purposes.

Net Income (Loss) and Cash Distributions Per Unit
-------------------------------------------------

    Net income (loss) and cash distributions per Unit are based on 803,454.56 Units outstanding during each of the three years in the period ended December 31, 1996 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

Provision for Income Taxes
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Partnership.


NOTE 3 - EQUIPMENT
------------------

    The following is a summary of equipment owned by the Partnership at December 31, 1996. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)



                                  Lease Term     Equipment
Equipment Type                     (Months)       at Cost               Location
--------------------------------  -----------  -------------  -----------------------------

Aircraft                               39-81   $  8,318,862   NV/TX/Foreign
Materials handling                      4-60      6,342,059   CA/CO/FL/GA/IA/IL/KY/MI/MN/MO
                                                              NC/NY/OH/OR/TX/Foreign
Vessels                                   72      2,605,381   Foreign
Trailers/intermodel containers         66-99      2,187,937   CA/IL/OK
Tractors and heavy duty trucks          3-78      1,945,458   CA/IL/IN/MI/OR
Furniture and fixtures                    90      1,914,145   MI/TN
Construction and mining                36-60        762,152   IL/WI
Retail store fixtures                     48        517,488   FL
Motor vehicles                         48-60        394,669   MI/OH/WI
Computers and peripherals               6-37        345,281   CA/MI/NY
Communications                         12-60        295,245   MA/OH/TX/WV
Research and test                         24        116,406   CO
Manufacturing                             72         35,218   MI
                                               ------------

                        Total equipment cost     25,780,301

                    Accumulated depreciation    (13,677,519)
                                               ------------

Equipment, net of accumulated depreciation     $ 12,102,782
                                               ============

    The Partnership recorded a write-down of an aircraft carrying value, representing an impairment, during the year ended December 31, 1994. The resulting charge, of $1,202,000 ($1.42 per limited partnership unit) was based on a comparison of the estimated net realizable value and corresponding carrying value for the Partnership's interest in the aircraft.

    In September 1995, the Partnership transferred its 33.07% ownership interest in the United Aircraft, pursuant to the rules of a like-kind exchange for income tax reporting purposes (See Note 2 herein). In November 1995, the Partnership partially replaced the United Aircraft with a 14.35% interest in the Southwest Aircraft, at an aggregate cost of $2,101,054. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $1,567,878 from a third-party lender and utilized $533,176 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 85.65% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

    Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of an 11.87% ownership interest in the Finnair Aircraft and a 21.31% ownership interest in the Reno Aircraft at a total cost of $3,322,913 and $2,894,892, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $1,110,980 in cash and obtained financing of $2,211,933 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $494,780 in cash and obtained financing of $2,400,112 from a third-party lender. The remaining ownership interests of 88.13% and 78.69% in the Finnair Aircraft and Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

    During 1995, the Partnership transferred its ownership interest in certain trailers, previously leased to The Atchison Topeka and Santa Fe Railroad to a third party for cash consideration of $89,000. The trailers had an aggregate net book value of $49,693 at the date of transfer resulting in a net gain, for financial statement purposes, of $39,307. A portion of the consideration was used to satisfy outstanding debt of $3,596. The transaction was structured as a like-kind exchange for income tax reporting purposes. In 1995, the Partnership replaced these trailers with comparable trailers and leased such equipment to a new lessee. The net carrying value of the new trailers, $329,323, was net of $39,307, representing the amount of gain deferred on the original trailers. The Partnership funded this transaction with $85,404 of the net cash consideration received and a third-party installment note payable of $283,226.

          In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1996, the Partnership's equipment portfolio included equipment having a proportionate original cost of $13,431,527, representing approximately 52% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $15,525,000 and a net book value of approximately $10,798,000 at December 31, 1996. (See Note 5.)

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or re-lease with a cost and net book value of approximately $839,000 and $67,000, respectively, at December 31, 1996. The General Partner is actively seeking the sale or re-lease of all such equipment.


NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such
expenditures.   Fees  and  other  costs  incurred  during  the  years ended
December 31, 1996, 1995 and 1994, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)


                                      1996       1995       1994
                                    ---------  ---------  ---------

Equipment management fees            $140,227   $140,863   $215,086
Administrative charges                 40,295     21,000     12,000
Reimbursable operating
   expenses due to third parties      151,051    117,568     77,121
                                     --------   --------   --------
   Total                             $331,573   $279,431   $304,207
                                     ========   ========   ========

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section 9.4(c) of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG.

    In 1991, the Partnership acquired 900 intermodal cargo containers, at a cost of $1,840,140, and leased such containers to ICCU Containers, S.p.A. ("ICCU"), an affiliate of Clou Investments (U.S.A.), Inc. ("CLOU"), which formerly owned a minority interest in AFG Holdings Illinois Limited Partnership, formerly a partner in AFG. The ability of ICCU to fulfill all of its obligations under the lease contract deteriorated, in EFG's view, in 1994. As a result, EFG, on the Partnership's behalf, negotiated with other parties to either assume the lease obligations of ICCU or acquire the containers. As a result of these negotiations, the Partnership transferred 740 containers, having a net book value of $756,502, to a third party on November 30, 1994. The Partnership received, as settlement from ICCU and the third party, consideration as follows:
(i) a contractual right to receive comparable containers with an estimated fair market value of $852,207 and (ii) beneficial assignment of an existing EFG note payable to CLOU which had a principal balance of $370,264 at the date of the transaction. The note had an effective interest rate of 8% and a quarterly amortization schedule which matured on December 31, 1996. All amounts due from EFG pursuant to this note had been received at December 31, 1996 in accordance with the original amortization schedule. A portion of the consideration received was used to satisfy the Partnership's accounts receivable balance of $183,128 outstanding from ICCU at November 30, 1994.

    An additional 158 containers, having a net book value of $161,523, were pending settlement at December 31, 1994. On March 31, 1995, 82 of these containers, having a net book value of $77,841 were transferred to the third party and the Partnership received $92,551 as consideration for these containers. The remaining 76 containers, having a net book value of $33,298, represent less than 1% of the Partnership's equipment portfolio at December 31, 1996. The remaining two containers of the original equipment group were disposed of in 1992 for stipulated payments as a result of casualty events.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

          By April 1995, the Partnership replaced 822 of the original containers with comparable containers and leased such containers to a new lessee pursuant to the rules for completing a like-kind exchange for income tax reporting purposes. The carrying value of the new containers, $1,958,040, was reduced by $282,842, representing the amount of gain deferred on the original containers, and $14,710, the amount of gain deferred on the 82 containers settled during 1995. The Partnership obtained approximately $925,000 of long-term financing in connection with the replacement containers.

    All equipment was purchased from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price is determined by the method described in Note 2.

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1996, the Partnership was owed $89,539 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1997.

          On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of EFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by EFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (limited partners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. The Plaintiffs filed an appeal in this matter. On November 26, 1996, the United States Court of Appeals for the First Circuit handed down a decision affirming the Court's approval of the settlement. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The limited partners of the Partnership tendered approximately 16,536 units or 2.06% of the total outstanding units of the Partnership to AALP. The operations of the Partnership were not adversely affected by these proceedings or settlements. On December 1, 1996, EFG purchased a Class D interest, representing a 49% economic interest in AALP.


NOTE 5 - NOTES PAYABLE
----------------------

    Notes payable at December 31, 1996 consisted of installment notes of $6,547,519 payable to banks and institutional lenders. The installment notes bear interest rates ranging between 7.04% and 10.65%, except one note which bears a fluctuating interest rate based on LIBOR plus a margin (5.5% at December 31, 1996). All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Partnership has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $1,127,840 and $679,276, respectively. The carrying value of notes payable approximates fair value at December 31, 1996.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

    The annual maturities of the installment notes payable are as follows:

    For the year ending December 31,     1997         $1,242,741
                                         1998          1,122,971
                                         1999          2,009,012
                                         2000            480,701
                                         2001            483,565
                                   Thereafter          1,208,529
                                                     -----------

                                    Total             $6,547,519
                                                     ===========

NOTE 6 - INCOME TAXES
---------------------

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1996, the General Partner had a positive tax capital account balance.

    The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:


                                          1996         1995          1994
                                       ----------  ------------  ------------

Net income (loss)                       $552,157    $ (779,251)   $  (22,729)
   Financial statement depreciation
   in excess of (less than) tax
    depreciation                         (67,047)      850,430     1,197,869
   Write-down of equipment                    --            --     1,202,000
   Prepaid rental income                  (7,475)      (18,823)      (23,119)
   Other                                 404,699     1,367,074       316,627
                                        --------    ----------    ----------

Net income for federal income tax
   reporting purposes                   $882,334    $1,419,430    $2,670,648
                                        ========    ==========    ==========


    The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership
                       Notes to the Financial Statements

                                  (Continued)

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:


                                              1996          1995
                                          ------------  ------------

Partners' capital                          $6,821,321    $7,432,059

   Add back selling commissions and
    organization and offering costs         2,234,203     2,234,203

   Financial statement distributions in
    excess of tax distributions                10,572        15,857

   Cumulative difference between
    federal income tax and financial
    statement income (loss)                  (557,342)     (887,519)
                                           ----------    ----------
Partners' capital for federal income
 tax reporting purposes                    $8,508,754    $8,794,600
                                           ==========    ==========

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS
--------------------------

    On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and the matter remains pending before the Court. The Partnership has not experienced any material losses as a result of this action.

                       ADDITIONAL FINANCIAL INFORMATION

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              for the years ended December 31, 1996, 1995 and 1994


   The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

   The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1996, 1995 and 1994.

                                             1996         1995         1994
                                          -----------  -----------  -----------

Rents earned prior to disposal of
   equipment, net of interest charges      $2,585,344   $1,926,993   $1,949,544

Sale proceeds realized upon disposition
   of equipment                               692,766      565,907      534,283
                                           ----------   ----------   ----------
Total cash generated from rents
   and equipment sale proceeds              3,278,110    2,492,900    2,483,827

Original acquisition cost of equipment
   disposed                                 3,249,160    2,199,677    1,858,821
                                           ----------   ----------   ----------
Excess of total cash generated to cost
   of equipment disposed                   $   28,950   $  293,223   $  625,006
                                           ==========   ==========   ==========

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1996


                                                    Sales and
                                    Operations    Refinancings       Total
                                  --------------  -------------  --------------

Net income                          $   195,705      $ 356,452     $   552,157

Add:
   Depreciation and amortization      3,163,960             --       3,163,960
   Management fees                      140,227             --         140,227
   Book value of disposed
    equipment                                --        336,314         336,314

Less:
   Principal reduction of notes
    payable                          (2,639,239)            --      (2,639,239)
                                    -----------   ------------     -----------
   Cash from operations, sales
    and refinancings                    860,653        692,766       1,553,419


Less:
   Management fees                     (140,227)            --        (140,227)
                                    -----------   ------------     -----------
   Distributable cash from
    operations, sales and
    refinancings                        720,426        692,766       1,413,192

Other sources and uses of cash:
   Cash at beginning of year            799,133             --         799,133
   Purchase of equipment                (43,297)            --         (43,297)
   Net change in receivables and
   accruals                             287,063             --         287,063

Less:
   Cash distributions paid             (575,847)      (692,766)     (1,268,613)
                                    -----------   ------------     -----------

Cash at end of year                 $ 1,187,478             --     $ 1,187,478
                                    ===========   ============     ===========

                           AMERICAN INCOME FUND I-C,
                      a Massachusetts Limited Partnership

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               December 31, 1996



    For the year ended December 31, 1996, the Partnership reimbursed the General Partner and its Affiliates for the following costs:


     Operating expenses                      $189,920