Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN INCOME FUND I-C
filed 1998-03-31
CIK 868679

                             AMERICAN INCOME FUND I


                            AMERICAN INCOME FUND I-C,

                        a Massachusetts Limited Partnership


                  Annual Report to the Partners, December 31, 1997

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                          Page
                                                                          ----

SELECTED FINANCIAL DATA                                                      2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                        3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors                                               9

Statement of Financial Position
at December 31, 1997 and 1996                                               10

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                        11

Statement of Changes in Partners' Capital
for the years ended December 31, 1997, 1996 and 1995                        12

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                        13

Notes to the Financial Statements                                        14-25

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                     26

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                     27

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                            28

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1997:

         Summary of
         Operations                        1997               1996             1995                1994                1993
---------------------------         ------------------ ------------------  --------------     ---------------     --------------

Lease revenue                       $    4,068,381     $    4,130,156      $    4,648,578     $     7,199,896     $    6,525,598

Net income (loss)                   $    1,574,944     $      552,157      $     (779,251)    $       (22,729)    $     (186,064)

Per Unit:
     Net income (loss)              $         1.86     $         0.65      $        (0.92)    $         (0.03)    $        (0.22)

     Cash distributions             $         0.94     $         1.38      $         2.00     $          2.88     $         3.00

      Financial Position
---------------------------

Total assets                        $   12,142,868     $   13,848,889      $   12,687,300     $   16,390,469      $   22,927,882

Total long-term obligations         $    4,401,753     $    6,547,519      $    4,574,713     $    5,323,875      $    9,589,147

Partners' capital                   $    7,488,561     $    6,821,321      $    7,432,059     $    9,902,794      $   12,357,031

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1997 compared to the year
          ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

   Certain statements in this annual report of American Income Fund I-C, a Massachusetts Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG") to collect all rents due under the attendant lease agreements and successfully remarket the Partnership's equipment upon the expiration of such leases.

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. The computer programs of EFG were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Partnership.

OVERVIEW

     The Partnership was organized in 1991 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the nature of the Partnership's organization and its future business operations. See Note 8 to the accompanying financial statements.

RESULTS OF OPERATIONS

   For the year ended December 31, 1997, the Partnership recognized lease revenue of $4,068,381 compared to $4,130,156 and $4,648,578 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1995 to 1997 reflects the effects of primary lease term expirations and the sale of equipment. Partially offsetting the decrease from 1996 to 1997 was the receipt in 1997 of prepaid contractual rental obligations of $400,631 associated with the exchange of the Partnership's interest in a vessel (see discussion below) and the effects of an aircraft exchange which concluded in March 1996. As a result of the aircraft exchange, the Partnership replaced its ownership interest in a Boeing 747-SP aircraft leased to United Air Lines, Inc. (the "United Aircraft"), having aggregate quarterly lease revenues of $213,302, with interests in six other aircraft (three Boeing 737 aircraft leased by Southwest Airlines, Inc., two McDonnell Douglas MD-82 aircraft leased by Finnair OY and one McDonnell Douglas MD-87 aircraft leased by Reno Air, Inc.), having aggregate quarterly lease revenues of $326,254. The Southwest Aircraft were exchanged into the Partnership in 1995, while the Finnair Aircraft and the Reno Aircraft were exchanged into the Partnership on March 25 and

March 26, 1996, respectively. Accordingly, 1997 was the first year the Partnership recognized a full year's revenue related to its interest in all six of these aircraft.

   The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

   Interest income for the year ended December 31, 1997 was $86,836 compared to $98,806 and $51,136 for the years ended December 31, 1996 and 1995, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1997 included $9,067 earned on a note receivable from Semele Group, Inc. (formerly Banyan Strategic Land Fund II) ("Semele") (see Note 4 to the financial statements herein). In 1996, the Partnership earned interest income of $44,994 on cash held in a special-purpose escrow account in connection with the aircraft exchange transactions. During 1996 and 1995, the Partnership also earned interest income of $18,531 and $25,817, respectively, on a note receivable from EFG resulting from the settlement with ICCU Containers, S.p.A. (see Note 5 to the financial statements herein). All amounts due from EFG pursuant to this note had been received at December 31, 1996. The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue, and the proceeds from equipment sales.

   During the year ended December 31, 1997, the Partnership sold equipment having a net book value of $359,061 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $652,413 compared to a net gain in 1996 of $356,452 on equipment having a net book value of $336,314 and a net gain in 1995 of $48,107 on equipment having a net book value of $517,800.

   In 1997, the Partnership also exchanged its interest in a vessel with an original cost and net book value of $2,605,381 and $1,180,755, respectively. In connection with this exchange, the Partnership realized proceeds of $802,431, which resulted in a net loss, for financial statement purposes, of $378,324. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received prepayment of the remaining contracted rent due under the vessel's lease agreement, as described above.

   On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele, a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

   The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

   As a result of the vessel exchange transaction and its original 33.85% beneficial ownership interest in Dove Arrow, one of the three Vessels, the Partnership received $430,187 in cash and became the beneficial owner of 208,764 shares of Semele common stock (valued at $313,146 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $459,729. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu.

   Cash equal to the amount of the Semele Note was held in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele sought consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $41,752 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele.

   In September 1995, the Partnership transferred its 33.07% ownership interest in the United Aircraft, pursuant to the rules of a like-kind exchange for income tax reporting purposes. The Partnership received aggregate cash consideration of $2,723,865 including $213,301 for rent accrued through the transfer date. A portion of the consideration was used to satisfy the balance of outstanding debt and interest of $414,925. The net cash consideration of $2,095,639 was deposited into a special-purpose escrow account through a third-party exchange agent pending the completion of the aircraft exchange. The Partnership's interest in the United Aircraft had a net book value of $3,475,960 at the date of transfer and resulted in a net loss for financial reporting purposes of $965,396.

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

   Depreciation and amortization expense was $2,099,722, $3,163,960 and $3,930,328 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset at the date of primary lease expiration on a straight-line basis over such term. For the purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

   Interest expense was $387,553 or 9.5% of lease revenue in 1997, $556,255 or 13.5% of lease revenue in 1996 and $377,734 or 8.1% of lease revenue in 1995. The decrease in interest expense in 1997 compared to 1996 reflects the reduction of the Partnership's indebtedness. The increase in interest expense in 1996 compared to 1995 was due primarily to interest incurred in connection with the leveraging obtained to finance the aircraft exchange transactions, discussed above. Interest expense in future years is expected to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

   Management fees were approximately 4.1% of lease revenue for the year ended December 31, 1997, compared to 3.4% and 3% of lease revenue during the years ended December 31, 1996 and 1995, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

   Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Operating expenses represented 4.9%, 4.6% and 3% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating expenses from 1996 to 1997 is attributable principally to an increase in administrative charges and professional service costs. The increase in operating expenses from 1995 to 1996 was due principally to costs incurred in connection with the aircraft like-kind exchange transactions, discussed above. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

   The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $3,241,188, $3,646,728, and $4,129,166 for the years ended 1997, 1996 and 1995 respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also continue to decline as the Partnership experiences a higher frequency of remarketing events.

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

   Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1997, the Partnership realized net proceeds of $1,041,030, compared to $692,766 and $565,907 in 1996 and 1995, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. The Partnership expended $43,297 in 1996 in cash in connection with the aircraft like-kind exchange transactions referred to above. There were no equipment acquisitions in 1995 or 1997.

   As a result of the vessel exchange transaction (see Results of Operations) the Partnership became the beneficial owner of 208,764 shares of Semele common stock valued at $313,146 ($1.50 per share). This investment was reduced by a dividend of $41,752 received in November 1997 representing a return of equity to the Partnership. The Partnership also received a beneficial interest in the Semele Note of $459,729 in connection with the vessel exchange.

   In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Partnership reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $114,821 which was reported as a separate component of partner's capital. However, the General Partner believes that the underlying tangible assets of Semele, particularly the Ranch Malibu property, can be sold or developed on a tax free basis due to Semele's net operating loss carryforwards and can provide an attractive economic return to the Partnership.

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

   The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In addition, during 1997 the Partnership utilized a portion of its available cash to repay certain of its debt obligations. In future years, the amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. In addition, the Partnership has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $1,127,840 and $679,276, respectively.

   Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $792,883. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Limited Partners were allocated 95% of these distributions, or $753,239, and the General Partner was allocated 5%, or $39,644. The fourth quarter 1997 cash distribution was paid on January 13, 1998.

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

   The future liquidity of the Partnership will be influenced by the foregoing, as well as the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements. The General Partner anticipates that cash proceeds resulting from the collection of contractual rents and the outcome of residual activities will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Fund I-C, a Massachusetts Limited Partnership:

     We have audited the accompanying statements of financial position of American Income Fund I-C, a Massachusetts Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-C, a Massachusetts Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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


Boston, Massachusetts
March 10, 1998

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                                         1997                                   1996
                                                                 -------------------                    -------------------
ASSETS

Cash and cash equivalents                                        $         2,519,940                    $         1,187,478

Rents receivable                                                             246,877                                469,090

Accounts receivable - affiliate                                              296,505                                 89,539

Note receivable - affiliate                                                  459,729                                     --

Investment securities - affiliate                                            156,573                                     --

Equipment at cost, net of accumulated
     depreciation of $8,365,735 and $13,677,519
     at December 31, 1997 and 1996, respectively                           8,463,244                             12,102,782
                                                                 -------------------                    -------------------
        Total assets                                             $        12,142,868                    $        13,848,889
                                                                 -------------------                    -------------------
                                                                 -------------------                    -------------------

LIABILITIES AND PARTNERS' CAPITAL

Notes payable                                                    $         4,401,753                    $         6,547,519
Accrued interest                                                              30,468                                 79,752
Accrued liabilities                                                            9,200                                 22,750
Accrued liabilities - affiliate                                               28,925                                 33,067
Deferred rental income                                                        25,384                                133,044
Cash distributions payable to partners                                       158,577                                211,436
                                                                 -------------------                    -------------------

        Total liabilities                                                  4,654,307                              7,027,568
                                                                 -------------------                    -------------------
Partners' capital (deficit):
     General Partner                                                        (508,111)                              (541,473)
     Limited Partnership Interests
     (803,454.56 Units; initial purchase
     price of $25 each)                                                    7,996,672                              7,362,794
                                                                 -------------------                    -------------------

        Total partners' capital                                            7,488,561                              6,821,321
                                                                 -------------------                    -------------------

        Total liabilities and partners' capital                  $        12,142,868                    $        13,848,889
                                                                 -------------------                    -------------------
                                                                 -------------------                    -------------------

              The accompanying notes are an integral part of these
                              financial statements.

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995

                                      1997              1996              1995
                                  ------------      ------------      ------------

Income:

   Lease revenue                  $  4,068,381      $  4,130,156      $  4,648,578

   Interest income                      77,769            98,806            51,136

   Interest income - affiliate           9,067            18,531            25,817

   Gain on sale of equipment           652,413           356,452            48,107

   Loss on exchange of equipment      (378,324)               --          (965,396)
                                  ------------      ------------      ------------

      Total income                   4,429,306         4,603,945         3,808,242
                                  ------------      ------------      ------------
Expenses:

   Depreciation and amortization     2,099,722         3,163,960         3,930,328

   Interest expense                    387,553           556,255           377,734

   Equipment management fees
     - affiliate                       166,417           140,227           140,863

   Operating expenses - affiliate      200,670           191,346           138,568
                                  ------------      ------------      ------------

      Total expenses                 2,854,362         4,051,788         4,587,493
                                  ------------      ------------      ------------

Net income (loss)                 $  1,574,944      $    552,157      $   (779,251)
                                  ------------      ------------      ------------
                                  ------------      ------------      ------------

Net income (loss)
   per limited partnership unit   $       1.86      $       0.65      $      (0.92)
                                  ------------      ------------      ------------
                                  ------------      ------------      ------------

Cash distributions declared
   per limited partnership unit   $       0.94      $       1.38      $       2.00
                                  ------------      ------------      ------------
                                  ------------      ------------      ------------

              The accompanying notes are an integral part of these
                              financial statements.

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership

             STATEMENT OF CHANGES IN PARTNERS' CAPITAL for the years
                     ended December 31, 1997, 1996 and 1995

                                                        General                   Limited Partners
                                                        Partner         ----------------------------------
                                                        Amount               Units              Amount               Total
                                                    --------------      -------------       --------------      --------------
Balance at December 31, 1994                        $     (387,399)        803,454.56       $   10,290,193      $    9,902,794

Net loss - 1995                                            (38,963)                --             (740,288)           (779,251)

Cash distributions declared                                (84,574)                --           (1,606,910)         (1,691,484)
                                                    --------------      -------------       --------------      --------------

Balance at December 31, 1995                              (510,936)        803,454.56            7,942,995           7,432,059

Net income - 1996                                           27,608                 --              524,549             552,157

Cash distributions declared                                (58,145)                --           (1,104,750)         (1,162,895)
                                                    --------------      -------------       --------------      --------------

Balance at December 31, 1996                              (541,473)        803,454.56            7,362,794           6,821,321

Net income - 1997                                           78,747                 --            1,496,197           1,574,944

Unrealized loss on investment securities                    (5,741)                --             (109,080)           (114,821)

Cash distributions declared                                (39,644)                --             (753,239)           (792,883)
                                                    --------------      -------------       --------------      --------------

Balance at December 31, 1997                        $     (508,111)        803,454.56       $    7,996,672      $    7,488,561
                                                    --------------      -------------       --------------      --------------
                                                    --------------      -------------       --------------      --------------

              The accompanying notes are an integral part of these
                              financial statements.

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                                             1997                    1996                    1995
                                                      ----------------        ----------------         ----------------
Cash flows from (used in) operating activities:
Net income (loss)                                     $      1,574,944        $        552,157         $       (779,251)

Adjustments to reconcile net income (loss)
     to net cash from operating activities:
         Depreciation and amortization                       2,099,722               3,163,960                3,930,328
         Gain on sale of equipment                            (652,413)               (356,452)                 (48,107)
         Loss on exchange of equipment                         378,324                      --                  965,396

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                      222,213                 247,567                  (83,479)
         Accounts receivable - affiliate                      (206,966)                (75,887)                 (26,934)
         Note receivable - affiliate                                --                 210,144                  160,120
     Increase (decrease) in:
         Accrued interest                                      (49,284)                 37,243                  (30,951)
         Accrued liabilities                                   (13,550)               (134,252)                  44,560
         Accrued liabilities - affiliate                        (4,142)                  9,723                   16,307
         Deferred rental income                               (107,660)                 (7,475)                 (18,823)
                                                      ----------------        ----------------         ----------------
           Net cash from operating activities                3,241,188               3,646,728                4,129,166
                                                      ----------------        ----------------         ----------------

Cash flows from (used in) investing activities:
     Dividend received                                          41,752                      --                       --
     Purchase of equipment                                          --                 (43,297)                      --
     Proceeds from equipment sales                           1,041,030                 692,766                  565,907
                                                      ----------------        ----------------         ----------------
           Net cash from investing activities                1,082,782                 649,469                  565,907
                                                      ----------------        ----------------         ----------------
Cash flows used in financing activities:
     Principal payments - notes payable                     (2,145,766)             (2,639,239)              (3,106,835)
     Distributions paid                                       (845,742)             (1,268,613)              (1,902,919)
                                                      ----------------        ----------------         ----------------
           Net cash used in financing activities            (2,991,508)             (3,907,852)              (5,009,754)
                                                      ----------------        ----------------         ----------------

Net increase (decrease) in cash
     and cash equivalents                                    1,332,462                 388,345                 (314,681)

Cash and cash equivalents at beginning of year               1,187,478                 799,133                1,113,814
                                                      ----------------        ----------------         ----------------

Cash and cash equivalents at end of year              $      2,519,940        $      1,187,478         $        799,133
                                                      ----------------        ----------------         ----------------
                                                      ----------------        ----------------         ----------------
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest           $        436,837        $        519,012         $        408,685
                                                      ----------------        ----------------         ----------------
                                                      ----------------        ----------------         ----------------

Supplemental disclosure of non-cash investing and financing activities:
     See Note 4 to the financial statements regarding the reduction of the Partnership's carrying value of its investment securities - affiliate.
     Also, see Notes 3 and 5 to the financial statements.

              The accompanying notes are an integral part of these
                              financial statements.

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

      American Income Fund I-C, a Massachusetts Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on March 1, 1991, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On May 31, 1991, the Partnership issued 803,454.56 units of limited partnership interests (the "Units") to 909 investors. Included in the 803,454.56 units were 7,293.56 bonus units. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and
Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

      Significant operations commenced on May 31, 1991 when the Partnership made its initial equipment acquisition. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Limited Partners and 5% to the General Partner.

      Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 5).

      EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

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

     In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

STATEMENT OF CASH FLOWS

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1997, the Partnership had $2,416,897 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

     Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $5,779,390 are due as follows:


     For the year ending December 31, 1998      $  1,884,325
                                      1999         1,328,721
                                      2000           796,569
                                      2001           762,129
                                      2002           762,129
                                Thereafter           245,517
                                                ------------
                                     Total      $  5,779,390
                                                ------------
                                                ------------

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 are as follows:

                                    1997              1996              1995
                                ------------      ------------      ------------
Gearbulk Shipowning Ltd.        $    534,796      $    543,909      $    542,655
Finnair OY                      $    511,496      $         --      $         --
The Helen Mining Company        $    430,000      $         --      $         --
Southwest Airlines, Inc.        $    413,280      $    413,280      $         --
General Motors Corporation      $         --      $    516,616      $         --
United Air Lines, Inc.          $         --      $         --      $    632,629
National Steel Corporation      $         --      $         --      $    488,580

USE OF ESTIMATES

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

INVESTMENT SECURITIES - AFFILIATE

     The Partnership's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Partner's Capital (see Note 4).

ACCRUED LIABILITIES - AFFILIATE

     Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

ALLOCATION OF PROFITS AND LOSSES

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 7 for allocation of income or loss for income tax purposes.

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

NET INCOME (LOSS) AND CASH DISTRIBUTIONS PER UNIT

     Net income (loss) and cash distributions per Unit are based on 803,454.56 Units outstanding during each of the three years in the period ended December 31, 1997 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement establishes standards for reporting comprehensive income and its components and requires this disclosure be added as a new section in a financial statement. This statement is effective for fiscal years beginning after December 31, 1997. The Partnership will adopt the new disclosures required by SFAS No. 130 in 1998.

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Partnership at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                           Remaining
                                           Lease Term            Equipment
            Equipment Type                  (Months)              at Cost                        Location
------------------------------------     ---------------     -------------------    -----------------------------------

Aircraft                                       19-60         $       8,318,862      NV/TX/Foreign
Materials handling                              0-21                 3,890,639      CA/CO/FL/GA/IA/IL/MI/MN/MO/NY
                                                                                    OH/OR/PA/TX/Foreign

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Trailers/intermodal containers                 60-66                 1,982,184      CA/OK
Tractors and heavy duty trucks                   0-3                 1,210,962      CA/IL/IN/MI/OR
Retail store fixtures                             15                   517,488      FL
Construction and mining                          0-6                   426,263      IL
Motor vehicles                                   0-6                   252,622      MI/WI
Research and test                                  0                   116,406      CO
Communications                                     0                    51,469      TX
Manufacturing                                      0                    35,218      MI
Computers and peripherals                          0                    26,866      NY
                                                             -----------------

                                Total equipment cost                16,828,979

                            Accumulated depreciation                (8,365,735)
                                                             -----------------

          Equipment, net of accumulated depreciation         $       8,463,244
                                                             -----------------
                                                             -----------------

      In September 1995, the Partnership transferred its 33.07% ownership interest in an aircraft leased to United Air Lines, Inc. (the "United Aircraft"), pursuant to the rules of a like-kind exchange for income tax reporting purposes. In November 1995, the Partnership partially replaced the United Aircraft with a 14.35% interest in three aircraft lease to Southwest Airlines, Inc. (the "Southwest Aircraft"), at an aggregate cost of $2,101,054. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $1,567,878 from a third-party lender and utilized $533,176 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 85.65% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

      Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of an 11.87% ownership interest in two aircraft leased to Finnair OY (the "Finnair Aircraft") and a 21.31% ownership interest in an aircraft leased to Reno Air, Inc. (the "Reno Aircraft") at a total cost of $3,322,913 and $2,894,892, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $1,110,980 in cash and obtained financing of $2,211,933 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $494,780 in cash and obtained financing of $2,400,112 from a third-party lender. The remaining ownership interests of 88.13% and 78.69% in the Finnair Aircraft and Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG.

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

     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Partnership's equipment portfolio

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

included equipment having a proportionate original cost of $10,818,531, representing approximately 64% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $8,319,000 and a net book value of approximately $6,975,000 at December 31, 1997 (see Note
6).

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

     As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or re-lease with a cost and net book value of approximately $78,000 and $2,000, respectively. The General Partner is actively seeking the sale or re-lease of all such equipment. In addition, the summary above also includes equipment being leased on a month-to-month basis.

NOTE 4 - INVESTMENT SECURITIES - AFFILIATE / NOTE RECEIVABLE - AFFILIATE

   On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele Group, Inc. ("Semele") (formerly Banyan Strategic Land Fund II), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

   The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

   As a result of the exchange transaction and its original 33.85% beneficial ownership interest in Dove Arrow, one of the three Vessels, the Partnership received $430,187 in cash and became the beneficial owner of 208,764 shares of Semele common stock (valued at $313,146 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $459,729. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Partnership's interest in the vessel had an original cost and net book value of $2,605,381 and $1,180,755, respectively. The proceeds

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

realized by the Partnership of $802,431 resulted in a net loss, for financial statement purposes, of $378,324. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $400,631.

   Cash equal to the amount of the Semele Note was held in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele sought consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $41,752 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele. In May 1997, Gary D. Engle, President and Chief Executive Officer of EFG, was elected to the Board of Directors of Semele and in October 1997, James A. Coyne, Executive Vice President of EFG was elected Semele's President and Chief Operating Officer.

      In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Partnership reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $114,821 which was reported as a separate component of partner's capital.

NOTE 5 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                      1997            1996            1995
                                  ------------    ------------    ------------
Equipment management fees         $    166,417    $    140,227    $    140,863
Administrative charges                  63,870          40,295          21,000
Reimbursable operating
   expenses due to third parties       136,800         151,051         117,568
                                  ------------    ------------    ------------
                   Total          $    367,087    $    331,573    $    279,431
                                  ============    ============    ============

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

     By April 1995, the Partnership had replaced 822 of the original containers with comparable containers and leased such containers to a new lessee pursuant to the rules for completing a like-kind exchange for income tax reporting purposes. The carrying value of the new containers, $1,958,040, was reduced by $282,842, representing the amount of gain deferred on the original containers, and $14,710, the amount of gain deferred on the 82 containers settled during 1995. The Partnership obtained approximately $925,000 of long-term financing in connection with the replacement containers.

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

     All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1997, the Partnership was owed $296,505 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1998.

     Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC"), both Massachusetts Limited Partnerships formed in 1995 and owned and controlled by certain principals of EFG, own 16,536 Units or 2.06% and 124,851.23 Units or 15.54% of the total outstanding units of the Partnership,

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

respectively. EFG owns a Class D interest in AALP and a 49% limited partnership interest in ONC, both of which it acquired in December 1996.

NOTE 6 - NOTES PAYABLE

     Notes payable at December 31, 1997 consisted of installment notes of $4,401,753 payable to banks and institutional lenders. The installment notes bear interest rates ranging between 8.65% and 8.89%, except one note which bears a fluctuating interest rate based on LIBOR (5.72% at December 31, 1997) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Partnership has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $1,127,840 and $679,276, respectively. The carrying value of notes payable approximates fair value at December 31, 1997.

     The annual maturities of the installment notes payable are as follows:

     For the year ending December 31, 1998       $   988,247
                                      1999         1,862,993
                                      2000           284,916
                                      2001           308,121
                                      2002           957,476
                                                 -----------

                                     Total       $ 4,401,753
                                                 -----------
                                                 -----------

NOTE 7 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1997, the General Partner had a positive tax capital account balance.

     The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                                               1997                     1996                    1995
                                                        ------------------       ------------------      ------------------

Net income (loss)                                       $        1,574,944       $          552,157      $         (779,251)
     Financial statement depreciation in excess
     of (less than) tax depreciation                              (244,130)                 (67,047)                850,430
     Deferred rental income                                       (107,660)                  (7,475)                (18,823)
     Other                                                        (445,123)                 404,699               1,367,074
                                                        ------------------       ------------------      ------------------

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Net income for federal income tax
     reporting purposes                                 $          778,031       $          882,334      $        1,419,430
                                                        ------------------       ------------------      ------------------
                                                        ------------------       ------------------      ------------------

     The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

      The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                                   1997                        1996
                                                                            ------------------          ------------------

Partners' capital                                                           $        7,488,561          $        6,821,321

     Unrealized loss on investment securities                                          114,821                          --

     Add back selling commissions and organization
     and offering costs                                                              2,234,203                   2,234,203

     Financial statement distributions in excess of tax distributions                    7,929                      10,572

     Cumulative difference between federal income tax
     and financial statement income (loss)                                          (1,354,255)                   (557,342)
                                                                            ------------------          ------------------
Partners' capital for federal income tax reporting purposes                 $        8,491,259          $        8,508,754
                                                                            ------------------          ------------------
                                                                            ------------------          ------------------

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

NOTE 8 - LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

      The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

      On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the partners (or beneficiaries, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. With respect to the Partnership and 10 affiliated partnerships (hereafter referred to as the "Exchange Partnerships"), the Memorandum of Understanding provides for the restructuring of their respective business operations into a single successor company whose securities would be listed and traded on a national stock exchange. The partners of the Exchange Partnerships would receive both common stock in the new company and a cash distribution in exchange for their existing partnership interests. Such a transaction would, among other things, allow for the consolidation of the Partnership's operating expenses with other similarly-organized equipment leasing programs. To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the partners (or beneficiaries) of the Nominal Defendants to enable them to vote thereon.

      There can be no assurance that the parties will agree upon a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the partners (or beneficiaries) of the Nominal Defendants, including the Partnership, will result in a settlement finally being effected or in the Partnership being included in any such settlement. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The General Partner and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

     On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and EFG recently filed a motion for Summary Judgment on all claims and counterclaims. The Court held a hearing on EFG's motion in December 1997 and the matter remains pending before the Court. The Partnership has not experienced any material losses as a result of this action.

                        ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------
Rents earned prior to disposal of
     equipment, net of interest charges          $        6,304,322         $        2,585,344        $        1,926,993

Sale proceeds realized upon disposition
     of equipment                                         1,041,030                    692,766                   565,907
                                                 ------------------         ------------------        ------------------
Total cash generated from rents
     and equipment sale proceeds                          7,345,352                  3,278,110                 2,492,900

Original acquisition cost of equipment
     disposed                                             6,190,551                  3,249,160                 2,199,677
                                                 ------------------         ------------------        ------------------
Excess of total cash generated to cost
     of equipment disposed                       $        1,154,801         $           28,950        $          293,223
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997

                                                                                Sales and
                                                     Operations                Refinancings                  Total
                                                 ------------------         ------------------        ------------------

Net income                                       $          922,531         $          652,413        $        1,574,944

Add:
     Depreciation                                         2,099,722                         --                 2,099,722
     Management fees                                        166,417                         --                   166,417
     Book value of disposed equipment                            --                    359,061                   359,061
     Loss on exchange                                       378,324                         --                   378,324
     Proceeds on exchange                                        --                     29,556                    29,556
Less:
     Principal reduction of notes payable                (2,145,766)                        --                (2,145,766)
                                                 ------------------         ------------------        ------------------
     Cash from operations, sales and
     refinancings                                         1,421,228                  1,041,030                 2,462,258

Less:
     Management fees                                       (166,417)                        --                  (166,417)
                                                 ------------------         ------------------        ------------------

     Distributable cash from operations,
     sales and refinancings                               1,254,811                  1,041,030                 2,295,841

Other sources and uses of cash:
     Cash at beginning of year                            1,187,478                         --                 1,187,478
     Net change in receivables and
     accruals                                              (159,389)                        --                  (159,389)
     Dividend received                                       41,752                         --                    41,752

Less:
     Cash distributions paid                                     --                   (845,742)                 (845,742)
                                                 ------------------         ------------------        ------------------

Cash at end of year                              $        2,324,652         $          195,288        $        2,519,940
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                            AMERICAN INCOME FUND I-C,
                       a Massachusetts Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1997

     For the year ended December 31, 1997, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

      Operating expenses                              $ 202,792